Exhibit 10.26

AGREEMENT

On Lease

Entered into on the date mentioned below between:

Technologický Park Brno, a.s.

Technická 15, Brno 616 00, Czech Republic

And

FEI Czech Republic, s.r.o.

Podnikatelska 4, Brno 612 00

And

FEI Company (INC)

7451 Evergreen Parkway, Hillsboro, OR 97124

Contents

Article:
I	Subject of the Agreement
II	Duration and Term
III	Agreed Use
IV	Rent
V	Service Charge
VI	Payment Conditions
VII	Lessee’s Covenants
VIII	Lessor’s Covenants
IX	Alienation Provisions
X	Guarantee
XI	Entire Agreement and Modifications
XII	Dispute Resolution
XIII	Notices
XIV	Confidentiality
XV	Force Majeure

Appendices:
No. 1	Excerpts from the Commercial Register of the Parties to the Agreement
No. 2	Plans and Specifications of the Leased Premises including Fit Out Phase I
No. 3	Fit Out Phase II and the Business Process of the Lessee
No. 4	Estate Management Area, Building, Zone B and Shared Infrastructure Plan
No. 5	Geometric Plan of the Property, Deed of Title, Land Plots

No. 6

Building Permit

Lease

Technologický Park Brno, a.s.
seated at:	Technická 15, Brno 616 00
represented by:	Pavel Kuba Bc. - Chairman of the Board of Directors, and
Ian Barnett - Member of the Board of Directors
identification No.:	48532215
tax identification No.:	291-48532215
bank connection:	HVB Bank Czech Republic a.s. , Lidicka 59 Brno 602 00
EURO account No. 1713284511/2700
CZK account No. 1713287501/2700

registered in the Commercial Register with the Regional Court in Brno in division B, file No. 1034. Hereinafter referred to as “the Lessor”

And

FEI Czech Republic, s.r.o.
Seated at :	Podnikatelská 4, Brno 612 00
Represented by :	RNDr. Jiří Očadlík - Executive
RNDr. Petr Střelec - Executive
Identification No.:	46971629
Tax identification No.:	290-46971629
bank connection:	CZK Account:	373519029/0400
EURO Account	3429-15034/0400

registered in the Commercial Register with the Regional Court in Brno in division C, file No. 7300. Hereinafter referred to as “the Lessee”

And

FEI Company (INC)
seated at:	7451 Evergreen Parkway, Hillsboro, OR 97124
represented by:	Stephen Loughlin, Chief Financial Officer
tax identification No.:	93-0621989

registered in the Companies Register of the State of Oregon, USA reference number 101460 -17. Hereinafter referred to as the ‘GUARANTOR’

Excerpts from the Commercial Register of the Parties forms Appendix 1 of this Agreement.

conclude the following Lease Agreement:

Definitions

In this Lease Agreement the following expressions shall have the following meanings :

“Agreement” means this Agreement on Lease concluded between the Lessor, the Lessee and the Guarantor;

“Agreement to Conclude a “Future Lease Agreement” means the Agreement to Conclude a Future Lease Agreement entered into between the parties hereto on 18th February 2002;

Annual Rate of MUICP means the annual Rate of the Monetary Union Index of Consumer Prices, which is published by Eurostat (the Statistical Office of the European Communities in Luxemburg) on its official web site www.europa.eu.int/en/comm/eurostat for each calendar month within the next calendar month and which measures the change in the consumer prices in the Euro-zone countries between the respective month and the same month of the previous year, or the annual rate of an official index of consumer prices replacing the Monetary Union Index of Consumer

Prices, as the case may be. The report of Eurostat on Annual Rate of MUICP is also monthly published on the official web site of Cesky statisticky urad.

“Associate Company” means any company within the FEI Company group being either a direct or indirect subsidiary;

“Building” means the building owned by the Lessor on the territory of the Czech Technology Park on the parcels No. 4674/7, 4679/8, 4682/9, 4683/26, 4683/34, 4683/37, 4683/38, 4683/39, 4795/2, 5617/15 (or any part thereof) registered with the Cadastral Office in Brno for the cadastral area of Královo Pole municipality of Brno and edged Blue on the plan attached as Appendix 5. Specification of the Building and premises contained therein including Technical Equipment being the integral part of the Building (except for the Fit Out Phase I) is included in Appendix No. 2 hereof. The Building is currently registered as an uncompleted construction on the Deed of Title which is attached hereto in Appendix No.5;

“Building Permit” means the effective approval permit(s) issued by the Planning Authority in relation to the Specifications of the Leased Premises and the Business Process for which the Leased Premises shall be used hereunder, which confirms that the Lessor could construct the same. The Building Permit bearing the effectiveness clause confirming that the Building Permit entered into effect is attached hereto as Appendix No. 6 hereof;

“Building Management Charge” means such part of the Service Charge payable by the Lessee to the Lessor in accordance with Article V, paragraph 5.1.2 hereof;

“Business Process” means the process operations of FEI as more particularly specified in Appendix No. 3 hereto;

“Car Parking Space” means parking spaces situated on parts of the land plots No. 4683/4, 4683/10, 4683/11, 4683/12, 4683/36, 4684/4, 4684/5, 4685/1, 4795/1, 4799/1, 4800/10, 5617/3, 5617/5, 5617/6 cadastral territory Kralovo Pole, municipality Brno as shown edged red on the plan in Appendix 2;

“Commencement Date” means the date of signature of this Agreement which shall evidence the commencement of the Term as more particularly set out in paragraph 2.1 hereof;

“Compensation” means the amount of DEM 60,000

“Common Parts” mean all such parts of the Estate Management Area, as hereinafter defined, which are not demised by the Lessor to the Lessee and which are not demised and shall not be demised to any other third party and which are not intended for demise to any third party and which are not and shall not be occupied exclusively by the Lessor, as shown edged brown on the plan in the Appendix 2 hereof;

“Czech Technology Park” means the territory of the Czech Technology Park in Brno as it is defined in the territory plan as of 1995, as amended, which forms a part of the plan of development of the City of Brno; such territory including the parcels, buildings and connected infrastructure being owned, leased and/or administered by Technologický Park Brno, a.s. or its legal successors;

“CZK Exchange Rate” means the official exchange rate between CZK and DEM, after 1.1.2002 between CZK and EURO, published by the Czech National Bank for the date appropriate payment hereunder is due.

“DPH” means value added tax (in Czech “daň z přidané hodnoty “);

“Early Termination” means termination of this Agreement as referred to in paragraph 2.1 hereof;

“Estate Management Area” means the area within the Czech Technology Park as it is shown edged green on the plan set out in Appendix 4 hereto situated on the land plots 4674/3, 4674/7, 4675/1, 4676/1, 4677/1, 4678/1, 4678/5, 4679/1, 4679/5, 4679/6, 4679/7, 4679/8, 4680/5, 4680/7, 4682/5, 4682/9, 4683/1, 4683/4, 4683/7, 4683/8, 4683/9, 4683/10,

4683/11, 4683/12, 4683/26, 4683/27, 4683/34, 4683/35, 4683/36, 4683/37, 4683/38, 4683/39, 4684/4, 4684/5, 4685/1, 4686/1, 4794/4, 4795/1, 4795/2, 4799/1, 4800/10, 5617/3, 5617/5, 5617/6, 5617/9, 5617/15, 5624/1 recorded in the ownership portfolio registered in the Real Estate Cadastre maintained by the Cadastral Office in Brno for the cadastral area of Kralovo Pole, municipality of Brno;

“Estate Management Charge” means such part of the Service Charge payable by the Lessee to the Lessor in accordance with Article V, paragraph 5.1.3 hereof;

“Estate Management Costs” means all costs and expenses incurred by the Lessor in relation to the provision of services for Common Parts and for the general benefit of the Estate Management Area and the Czech Technology Park as set out in Article V, paragraph 5.1.3 hereof;

“Fit Out Phase I” means the technical installations relating to the Business Process of the Lessee which are installed within the Building by the Lessor, specification of which is part of the Specifications as described in Appendix 2 hereof, the use of which by the Lessee is inter alia the subject of this Agreement.

“Fit Out Phase II” means the technical installations relating to the Business Process of the Lessee which will be installed within the Building by the Lessee and which shall remain the property of the Lessee, the specification of which is described in Appendix 3 hereof;

“Fit Out Rent” means rent which shall be paid by the Lessee to the Lessor for the use of those elements of the Fit Out Phase I as more particularly described in paragraph 4.2 hereof which shall not be the subject of the Asset Transfer Agreement to be concluded between the Lessee and the Lessor;

“Fit Out Works” means the fit out works to be undertaken by the Lessee for installation of Fit Out Phase II described in Article I paragraph 1.6 of this Agreement;

“Guarantor” means the guarantor who’s obligations as more particularly described in article X. hereof FEI Company (INC) or any legal successor to FEI Company (INC);

“Land Plots” means land plots (and any part thereof) as shown edged yellow on the plan in Appendix 5;

(i) on which the Leased Premises shall be situated; and

(ii) to be used for access to the Leased Premises and operation thereof

“Latent Defect” means a significant defect of the Leased Premises resulting from an original design or construction defect or used materials;

“Lease” means the legal relationship between the Lessor, and the Lessee pursuant to this Agreement governing the use of the Leased Premises and Fit Out Phase I hereunder commencing on the Commencement Date;

“Leased Premises” means the Building, the Car Parking Spaces and Service Yard the use of which is inter alia the subject of this Agreement;

“Lessee” means lessee of the Leased Premises and Fit Out Phase I - FEI Czech Republic, s.r.o. (or any legal successor to FEI Czech Republic, s.r.o.);

“Lessor” means lessor of the Leased Premises and Fit Out Phase I - Technologický Park Brno, a.s. (or any successor in title to Technologický Park Brno, a.s.);

“Non-Exclusively Used Parts” means Common Parts, Property and Shared Infrastructure, payment for non-exclusive use of which is included in the Rent and the non-exclusive use of which is authorised and guaranteed by the Lessor to the Lessee for the duration of the Term;

“Occupancy Permit” means the occupation certificate(s) (in Czech kolaudační rozhodnutí ) to be issued by the Planning Authority in respect of the Building, Car Parking Spaces and the Service Yard confirming that the Building is completed in accordance with the Building Permit and effective legal regulations and that the Car Parking Space and the Service Yard are completed in accordance with appropriate building permit(s) and effective legal regulations and that the Building and the Car Parking Space and the Service Yard may be used for the Business Process agreed herein.

“Planning Authority” means the civic construction department in the cadastral area of Kralovo Pole in Brno which issued the Building Permit and the Temporary Use Permit and which is competent to issue the Occupancy Permit;

“Property” means lots within the Estate Management Area under and adjacent to the Building as shown in the geometric plan attached in Appendix no. 5. These lots include in part or in whole lot no. 4674/3, 4674/7, 4675/1, 4676/1, 4677/1, 4678/1, 4678/5, 4679/1, 4679/5, 4679/6, 4679/7, 4679/8, 4680/5, 4680/7, 4682/5, 4682/9, 4683/1, 4683/4, 4683/7, 4683/8, 4683/9, 4683/10, 4683/11, 4683/12, 4683/26, 4683/27, 4683/34, 4683/35, 4683/36, 4683/37, 4683/38, 4683/39, 4684/4, 4684/5, 4685/1, 4686/1, 4794/4, 4795/1, 4795/2, 4799/1, 4800/10, 5617/3, 5617/5, 5617/6, 5617/9, 5617/15, 5624/1 recorded in the ownership portfolio registered in the Real Estate Cadastre maintained by the Cadastral Office in Brno for the cadastral area of Kralovo Pole, municipality of Brno;

“Proportionate Share” means such part of the Estate Management Charge herein before defined and set out in Article V, paragraph 5.1.3 relating to costs incurred by the Lessor in respect of the Czech Technology Park and equal in percentage terms to the proportion represented by the total floor area of the premises contained in the Building (which for the purposes hereof comprises of 8,600 m2) in relation to the total building floor area constructed at any given time within the area of the whole Czech Technology Park which as of the Commencement Date for the purposes hereof comprises of 22,250 m2;

“Related Costs” means such part of the Service Charge payable by the Lessee to the Lessor as specified in Article V, paragraph 5.1.5 hereof;

“Rent”  means the financial obligation of the Lessee to pay to the Lessor for the use of the Leased Premises in accordance with this Agreement as more fully set out in Article IV. hereof;

“Service Charge” means all costs and expenses specified in Article V, hereof, consisting of Building Management Charge, Estate Management Charge, Shared Infrastructure Costs and Related Costs;

“Service Yard” means service yard situated on whole or part of the land plots No. 4675/1, 4676/1, 4677/1, 4678/5, 4679/7, 4794/4, 4799/1, cadastral territory Kralovo Pole, municipality Brno as shown edged orange on the plan in Appendix 2;

“Shared Infrastructure” means the main entrance to the Czech Technology Park, the arrival road and any other infrastructure, which is used for the benefit of the Estate Management Area as it is shown edged yellow in Appendix 4 hereto;

“Shared Infrastructure Costs” means the proportion of costs of maintenance of the Shared Infrastructure incurred by the Lessor to be borne by the Lessee equal, in percentage terms, to the proportion represented by the total floor area of the premises contained in the Building as referred to herein above in relation to the total building floor area constructed at any given time within Zone B of the Czech Technology Park;

“Specifications” means the description and technical specification of the Building and the Leased Premises constructed by the Lessor to be used for the Business Process by the Lessee which includes the Fit-Out Phase I installed and completed by the Lessor, such specifications being more particularly described in Appendix 2 hereto;

“Structure” means all structural framework of the Building, foundations, roof, walls and columns, floor slabs, curtain walling system, external cladding, fire escapes, entrance stairs, thresholds, internal stairways and corridors within the Building;

“Technical Equipment” means all installations and equipment of a technical nature within the Building and Common Parts of the Property which will not form a part of the Lessee’s Fit Out Phase I and Fit-Out Phase II including but not limited to all electrical, gas, water, heating, lighting, ventilation, plumbing and sanitary installations and connections, communications, security and alarm, fire protection and parking control systems and apparatus, all roof top plant apparatus and equipment including air handling plant, boiler, distribution conduits and ductwork, chiller and air conditioning units, lift and lift motor apparatus and any distribution networks associated with such installations;

“Technology Asset Transfer Agreement” means an agreement to be entered into between the Lessor and the Lessee concerning the transfer of ownership of those elements of Fit Out Phase I which comply in all respect with the qualification of process technology set out in Income Tax Act No.586/1992 as amended which shall be concluded following completion of Fit Out Phase I and its connection to Fit Out Phase II and hand over to the Lessee by the Lessor;

“Technology Asset Transfer Payment” means the payment by the Lessee to the Lessor for the transfer of ownership of Fit Out Phase I to be paid by the Lessee to the Lessor upon completion and hand over of Fit Out Phase I by execution of the Technology Asset Transfer Agreement;

“Temporary Use Permit” means the consent or permit, as the case may be, which was issued by the Planning Authority (in Czech Povolení, popřípadě Souhlas k prozatímnímu užívání ke zkušebnímu provozu) in accordance with paragraph 84 of The Construction Act No. 50/1976 which confirmed that the Lessee can occupy and use the Building for the Business Process (including the installation and use of the Fit Out Phase II), a certified copy of which was served by the Lessor upon the Lessee and the GUARANTOR prior to execution of this Agreement;

“Term” means a fixed term for the duration of this Agreement as more particularly defined in Article II, paragraph 2.1 hereof;

“Zone B” means the area within the Czech Technology Park shown edged pink on the plan in Appendix 4 hereof.

I

Subject of the Agreement

1.1                                 The Lessor hereby confirms that it is the sole owner of the Leased Premises and that it has the right to erect, complete, use and lease the Leased Premises including the Technical Equipment for the period of 10 (ten) consecutive years as the minimum commencing by the execution hereof. The Lessor represents that the Leased Premises including Fit Out Phase I comply with all statutory and departmental regulations in respect of the Leased Premises and Fit Out Phase I and that the use of the Leased Premises and Fit Out Phase I for the Business Process using inter alia Fit Out Phase II is subject to the terms and conditions specified in the Temporary Use Permit prior to the issue of the Occupancy Permit. The Lessor further confirms that it has full legal rights to enter into this Agreement under the terms herein set forth.

1.2                                 The Lessee hereby confirms that it has full legal rights to enter into this Agreement under the terms herein set forth. The Lessee represents that Fit Out Phase I (if duly completed) and the Business Process will comply with all statutory and departmental regulations using inter alia Fit Out Phase II.

1.3                                 The Subject of the Agreement is the lease by the Lessor and use by the Lessee of the Leased Premises including Technical Equipment for the Business Process using inter alia Fit Out Phase I and Fit Out Phase II subject to the terms and conditions set forth in this Agreement for the duration of the Term.

1.4                                The Leased Premises are leased in accordance with the Specifications attached to this Agreement as Appendix 2 including Technical Equipment.

1.5                                At the commencement of the Term the Lessor is obliged to hand over to the Lessee the Leased Premises in a structurally, functionally and hygienically suitable state for the Lessee’s occupation in accordance with this Agreement. The said hand over shall be evidenced by a hand over protocol signed by the duly authorised representatives of the Lessor and the Lessee.

1.6                                 The Lessor agrees that Fit Out Phase II is installed in the Building under the conditions specified in paragraph 3.7 below and that it is used inter alia for the Business Process and confirms that the Leased Premises are fully fit to be used for the Business Process using Fit Out Phase II. It is however fully the obligation of the Lessee to install Fit Out Phase II and to ensure that the Business Process using inter alia Fit Out Phase I and Fit Out Phase II fully complies with all relevant and necessary statutory consents and approvals and to ensure that the Business Process using inter alia Fit Out Phase I (if duly completed by the Lessor) and Fit Out Phase II (if duly completed by the Lessee) enables issue of the Occupancy Permit.

1.7                                 Within seven days of the Occupation Permit entering into effect, the Lessor shall submit a complete application for registration of the Building as a completed construction in the name of the Lessor as an unrestricted owner in the Real Estate Cadastre. Within seven days upon the Building being registered in the Real Estate Cadastre in the name of the Lessor as an unrestricted owner the Lessor shall submit an Ownership Deed (in Czech List Vlastnictví), evidencing that fact, with the Lessee.

II.

Duration and Term of the Lease

2.1                                 This Lease is concluded for a definite fixed period of time which shall be 10 consecutive years commencing on the date of signature of this Agreement. The Lessee shall have the right to terminate this Agreement at the expiry of the fifth year of the Term (hereinafter referred to as “Early Termination”) by serving no less than twelve months prior written notice upon the Lessor and upon payment of a penalty sum amounting to DEM 4,219,691. The Lessee shall fully comply and discharge all undisputed (acting reasonably in all circumstances) financial liabilities arising from this Agreement by the effective termination date. For these purposes the Lessor and the Lessee undertake to confirm no later than 45 days prior to the effective termination date a schedule of financial liabilities due by either party by the effective termination date.

2.1.1                        All other liabilities of the Lessee arising from this Agreement including the removal of those elements of Fit Out Phase I marked on the schedule in Appendix 2, as the case may be, and Fit Out Phase II and all other repair and maintenance obligations of the Lessee as set out in this Agreement shall be fully discharged by the effective termination date.

2.1.2                        Failure of the Lessee to comply with the obligations mentioned in 2.1.1 shall result in a contractual penalty payable by the Lessee to the Lessor in the amount of DEM 5,000 for every day of delay beyond the prescribed time limits set out in article 2.1.1 to a total maximum amount of DEM 600,000. Defects of the Leased Premises of a minor character which are to be removed by the Lessee not removed within such a period shall not be a reason for application of the contractual penalty.

2.2                                 This Agreement shall terminate when the Term of this Agreement elapses or under terms and conditions stated herein.

2.3                                 Without prejudice to the generality of the foregoing or to its statutory rights, the Lessor may terminate this Agreement by a written notice given one month in advance provided:

2.3.1                                                the Lessee does not fulfil its obligations under this Agreement, however, the Lessee may remedy any breach within 45 days from the Lessor’s appeal notice to remedy such breach;

2.3.2                                                the Lessee does not duly and timely pay the Rent, the Fit Out Rent the Service Charge or any other financial obligation due under this Agreement for at least one month from the due payment date and further unreasonably withholds such payments; or

2.3.3                                                the Lessee uses the Leased Premises for any illegal purposes or for any purpose other than that stated in Article III hereof despite being notified thereon by the Lessor;

(i)                                     Without prejudice to the generality of the foregoing or to its statutory rights, the Lessee may withdraw from this Agreement (taking effect by delivery of the withdrawal notice to the Lessor) in casethe Leased Premises or the Property (or any part thereof that is material to the Lessee´s operation) shall become substantially unusable for the Business Process set out herein (“Situation”) to the extent it is not caused by failure of the Lessee and such Situation is not remedied within 45 days upon notification thereof to the Lessor by the Lessee;

(ii)                                  the Lessor materially breaches any of its obligations stipulated herein and such breach is not remedied by the Lessor within 45 days of the delivery of a notice thereof by the Lessee to the Lessor;

2.4.1                                                In case the Situation mentioned in 2.4 (i) occurs and the Lessor fails to remedy and remove any defects for which it is liable within 45 days or in the event of an emergency within a reasonable period of time from receipt of the Lessee’s notice, the Lessor irrevocably agrees that the Lessee may remedy and remove such defects on behalf of the Lessor (and gives hereby a Power of Attorney to the Lessee for any acts connected therewith) provided that the Lessee notifies the Lessor of its intention to do that in writing (“Notification to Remedy”). The Lessor undertakes that it will compensate the Lessee for any reasonable expenses and costs incurred by the Lessee connected with the remedy and removal. The authorisation of the Lessee mentioned in this paragraph may in no event be construed as the Lessee’s obligation. If a Notification of Remedy by the Lessee is delivered to the Lessor the Lessee will be deemed to have waived any termination rights and may not withdraw from this Agreement and will further be obliged to complete the necessary remedy.

2.5                                 Without prejudice to the generality of the foregoing or to their respective statutory rights both the Lessor and the Lessee shall have the right to terminate this Agreement if for any reason the Occupancy Permit has not been issued confirming that the Leased Premises may be used for the Business Process by the time 12 months have expired from the Commencement Date.

2.6                                 The Lessee expressly confirms and agrees that the Lessee’s right to terminate this Agreement upon any change in ownership of the Building in accordance with Section 680 paragraph 3 of Act No. 40/1964 Coll., the Civil Code, as amended, Act No. 47/1992 shall not be exercised so long as the new owner is a corporate entity of reputable character and sufficient financial standing and not a direct or indirect competitor of the Lessee, all of which is in the opinion of the Lessee, acting reasonably in all circumstances.

2.7                                 Lessee shall further have the right to terminate this Agreement by giving a notice with three month notice period in case, as a consequence of Force Majeure the Lessee loses the qualification for using the Leased Premises for the Business Process.

III.

Agreed Use

3.1                                 The Leased Premises shall be used for the Business Process and further stated:

3.1.1                        part of the Leased Premises for the development and production of electron microscopes and any activities associated therewith (see Appendix No.3);

3.1.2                        part of the Leased Premises as offices and following the date upon which the effective Occupancy Permit enters into effect as the place of seat of the Lessee (see Appendix No.3)

3.2                                 As soon as practically possible following execution of this Agreement the Parties undertake to co-operate with each other so that the Lessor may processes and submit a complete application for the issue of the Occupancy Permit (in Czech Kolaudacni Rozhodnuti) under the conditions more particularly set out in the following procedure:

3.2.1                        The Lessee undertakes to complete the Fit Out Phase II and provide the Lessor and competent state authorities with information and co-operation regarding the Business Process to be undertaken within the Leased Premises, however only to the extent;

(i)                                     it is necessary under law for the issue of the Occupancy Permit; and

(ii)                                  it is necessary in order to fulfil the Subject of the Agreement set out in Article I hereunder

3.2.2                        Once the matters necessary for submission of the application for the Occupancy Permit have been completed, the Lessor shall submit an application for the issue of the Occupancy Permit with the Planning Authority as expeditiously as reasonably possible.

3.2.3                       In case any issue preventing the issue of the Occupancy Permit relating to any defect of any element of the Leased Premises including the Fit Out Phase I or any defect in element of the Specifications is identified it is considered to be a failure by the Lessor taking into consideration obligations of the Lessor mentioned in Article 2 of the Agreement to Conclude a Future Lease Agreement to the extent it is not caused by any failure of the Lessee taking in into consideration obligations of the Lessee mentioned in Article 2 of the Agreement to Conclude a Future Lease Agreement and the Lessor undertakes to remedy any such issue without undue delay at its own cost. In case the issue of the Occupancy Permit is prevented due to any issue related to the Business Process using also Fit Out Phase II it is considered to be a failure by the Lessee taking into consideration obligations of the Lessee mentioned in Article 2 of the Agreement to Conclude a Future Lease Agreement to the extent it is not caused by any failure of the Lessor taking into consideration obligations of the Lessor mentioned in Article 2 of the Agreement to Conclude a Future Lease Agreement and the Lessee undertakes to remedy any such issue without undue delay at its own cost.

3.2.4                        Upon receipt of the Occupancy Permit, the Lessor shall serve notice upon the Lessee and the GUARANTOR together with a certified copy of the Occupancy Permit.

3.3                                 If, for any reason, the Occupancy Permit in respect of the Leased Premises is not issued or is issued but does not come into effect by the time 12 months have expired from the date of signature of this Agreement or the effective Occupancy Permit contains restrictions or conditions which would have a material impact on the Business Process then the parties hereby undertake to discuss in good faith any possible means of resolving any issues;

(i)                                     preventing the entering into effect of the Occupancy Permit, or

(ii)                                  necessary to resolve any matter which would impact materially upon the Business Process,

the duration of such discussions in any event not to exceed 30 days from the expiry of the initial period of 12 months. The same applies in case the Occupancy Permit is not issued within 12 months upon the execution hereof.

3.4                                 In the event that the parties are unable to reach any agreement or resolution on any issue mentioned in paragraph 3.3 above within the time limits provided then, upon expiry of such time limit, either party shall at any time thereafter be entitled to terminate this Agreement by serving written notice upon the other. Such notice of termination shall be effective on the date of delivery of the same. In case the Occupancy Permit is not issued due to failures on part of the Lessor the Lessor shall pay to the Lessee, under the request of the Lessee, a contractual penalty in the amount of DEM 2,250,000 . In case the Occupancy Permit is not issued due to failures on part of the Lessee the Lessee shall pay to the Lessor, under the request of the Lessor, a contractual penalty in the amount of DEM 2,250,000 .

3.5                                The Lessor hereby grants to the Lessee also a non-exclusive right to use the Non-Exclusively Used Parts for the Term, as necessary to use and enjoy the Leased Premises.

3.6                                 The Lessee shall use the Leased Premises for the Business Process in a manner which shall not cause disturbance to other occupiers of the Czech Technology Park or to adjacent and neighbouring owners and occupiers. Nevertheless, the Lessee shall be fully entitled to carry out its Business Process in compliance with statutory regulation parameters set out in any applicable permit approvals.

3.7                                 The Lessee is obliged to remove those elements of Fit Out Phase II marked on the schedule in Appendix 2 at the termination of the Lease and hand over the Leased Premises to the Lessor in a duly renovated condition having made good any damage to the Leased Premises caused by the aforesaid removal.

IV

Rent

4.1                                 For the first year of the Term of the Lease the Lessee shall pay to the Lessor the annual Rent amount of 2,009,661 DEM (German Marks), or EURO equivalent at the official exchange rate for the use of the Leased Premises. In the event that TPB transfers its ownership right of any part of the Leased Premises then it shall be obliged to secure that FEI will not be required to make additional payments for the use of such parts to any such transferee and if FEI is required to do so then the Rent will be automatically reduced by the amount corresponding to the additional payment(s).

4.2                                 For the use of those elements of the Fit Out Phase I not subject to the Technology Asset Transfer Agreement the Lessee shall pay to the Lessor the Fit Out Rent in the amount of 1,214,535 DEM (German Marks) to be invoiced by the Lessor to the Lessee following confirmation of final costs at completion and hand over, or EURO equivalent at the official exchange rate.

4.3                                At the beginning of the second year of the Term and at the beginning of every year thereafter until the expiry or sooner termination of the Term the preceding year’s Rent shall be subject to an annual increase according to the annual German General Index of Consumer Prices/EUROLAND inflation if EURO payment according to the Annual Rate of MUICP published for December of the preceding calendar year and the Lessee shall pay such increased amounts to the Lessor.

V.

Service Charge

5.1                               In addition to the Rent, the Lessee shall be required to pay a Service Charge set out in this Article, including but not limited to the following:

5.1.1        All costs and expenses relating exclusively to the Lessee’s occupation of the Leased Premises incurred and paid for the Lessee by the Lessor including, but not limited to the following :

(I)                                    heating charges,

(II)                                water and sewage charges,

(III)                            electricity charges,

(IV)                            gas charges,

(V)                                garbage disposal.

All such costs shall be recharged to the Lessee by the Lessor (excluding any costs and expenses incurred directly by the Lessee).

5.1.2                        A Building Management Charge representing 100 % of the costs incurred by the Lessor in respect of maintaining, repairing and servicing the Building, its Structure and Technical Equipment as more particularly set out in Article VIII, paragraph 8.3 hereof.

5.1.3                        An Estate Management Charge representing a Proportionate Share of the costs incurred by the Lessor in respect of the Czech Technology Park, in so far as these are not already included in any payment to be done by any lessee within the Czech Technology Park, and 100% of the costs incurred by the Lessor in respect of the Estate Management Area in so far as these are not already included in the Proportionate Share of the costs; double counting of the same costs (or any part thereof) is strictly prohibited, including but not limited to the cost of providing the following services:

(I)                                    inspecting, maintaining, repairing, renewing, cleaning, emptying and replacing and keeping in a reasonably neat and tidy condition, the roads, pathways, car parking areas and loading bays including winter cleaning as necessary, snow removal and gritting and all conducting media and any other pipes, sewers, drains, conduits, cables and wires from time to time within and serving the Estate Management Area and the external Common Parts together with any private roads, sewers and drains or any of them intended for adoption until the same shall be adopted by the relevant authority and any associated costs shall include any fees or charges imposed by such authority in connection therewith with the exception of any fines or penalties the liability for which has been caused by the Lessor;

(II)                                inspecting, maintaining and keeping in such reasonably neat and tidy condition, including cutting of grass and maintenance of trees and shrubs, all landscaped areas within the Estate Management Area including planting and renewing all turf, trees, shrubs and plants as necessary to maintain an acceptable level of landscape provision;

(III)                            providing and maintaining the entrance, directional and corporate signage and keeping neat and tidy notice boards providing details of the tenants of the Czech Technology Park and such other information as the Lessor may in its discretion deem appropriate. The said signs are to be placed at the entrance to the Czech Technology Park and at any other suitable location within the Czech Technology Park and any other location as deemed by the Lessor to be beneficial to the occupiers of the Czech Technology Park;

(IV)                            in the interest of good estate management, maintaining, cleaning decorating and repairing buildings and/or structures comprising the Common Parts including constructing and fitting out such buildings or facilities as the Lessor may in its discretion deem necessary for the purpose and for the general benefit of the Estate Management Area;

(V)                                constructing, equipping and staffing a reception and security service for the benefit of the Czech Technology Park, however only after prior written approval of the Lessee which shall not be unreasonably withheld, contract security, CCTV and security road barriers if deemed necessary;

(VI)                            providing lighting for the Common Parts;

(VII)                        the carrying out of such other services or works in connection with the Czech Technology Park which are in the interests of good estate management of the Estate Management Area and for the benefit of the Lessee. The costs of any consultants, surveyors, accountants and lawyers properly and reasonably employed by the Lessor or its agents will only be included into the Estate

Management Charge after prior written approval of the Lessee which shall not be unreasonably withheld;

(VIII)                    the payment of all water and/or drainage charges, insofar as these are not already borne by the Lessee in accordance with sub-paragraph 5.1.1(II) above;

(IX)                           insuring the Estate Management Area as more particularly set out in Article VIII, paragraph 8.6 hereof.

5.1.4                        Shared Infrastructure Costs, insofar as these are not already borne by the Lessee in accordance with sub-paragraph 5.1.3 above.

5.1.5                        Costs incurred by the Lessor related to the ownership, operation and administration of the Leased Premises and the Property (the Related Costs) including:

(I)                                    insurance of the Leased Premises, Structure, Technical Equipment and associated infrastructure within the Estate Management Area and Common Parts of the Property together with Public Liability insurance cover for damages to health and property of third persons in respect of the same;

(II)                                real property taxes,

5.1.6                        Management administration fees charged at 4% of the reconciled total of the Service Charge and any other costs applicable under this Article V.

5.2                                 For the purposes of this Article V, the Lessor shall use all reasonable endeavours to ensure that all the costs to borne by the Lessee under the Service Charge shall wherever possible be at competitive prices and that all such expenditure shall be reasonably necessary for the purposes of good estate management and further that;

(i)                                     the Lessee shall not be obliged to pay any sums incurred or imposed upon the Lessor by way of penalties as a result of any breach of the Lessor’s obligations under any of the trade contracts entered into for performance of the services set out in preceding clauses 5.1.2 and 5.1.3;

(ii)                                  unless as a direct result of the actions of the Lessee, the Lessee shall not be obliged to pay for performance of any obligations stipulated by the Occupancy Permit. This does not apply in case of costs of testing, examination and approval of the Business Process; or

(iii)                               the Lessee shall bear no costs of any change of ownership or right to use the Land Plots or any part thereof during the Term or incurred in connection therewith.

5.3                                 The Service Charge does not include telephone charges. In the event that the Lessee shall use the Lessor’s telephone lines allocated to it by the Lessor from any central switchboard equipment owned or operated by the Lessor (excluding the Lessor’s private phone lines), after the end of each calendar month and based on local switchboard data the Lessor shall issue to the Lessee an invoice for telecommunication fees equal to the actual costs. The Lessor also reserves the right to assign the operation of the local switch board to any third person under the terms and conditions set forth in this paragraph.

5.4                                 The Lessee shall not be liable nor shall pay any sum for any Latent Defect of the Leased Premises to the extent successfully covered by the quality guarantee (see art. 8.8 hereof).

VI

Payment Conditions

6.1                                 The Rent shall be paid in advance in regular and equal calendar quarterly instalments. Such instalments shall be paid by the Lessee on the Twenty fifth (25th) day of the month prior to each calendar quarter of the Term. If the commencement of the Term, effective upon signature of this Agreement, is not the first day of a calendar quarter the first payment of Rent shall be adjusted pro rata on a per diem basis in respect of the period from the date of signing until the beginning of the next calendar quarter. Rent for the fraction of a calendar quarter at the end of the Term shall be adjusted pro rata on a per diem basis and paid to cover for the period from the beginning of the last calendar quarter up to the end of the Term.

6.2                                 The Fit-Out Rent and Technology Asset Transfer Payment shall each be paid in one instalment calculated in the following manner within 14 days of receipt by the Lessee of an invoice submitted by the Lessor:

(I) The Fit Out Rent total shall be calculated following confirmation of the overall capital costs the of the Fit Out Phase I, as confirmed between the technical representatives of the Lessor and the Lessee on open book accounting principles, including any associated professional fees in respect of those elements not subject to the Technology Asset Transfer Agreement

(II) The Technology Asset Transfer Payment shall be calculated following confirmation of the overall capital costs the of the Fit Out Phase I, as confirmed between the technical representatives of the Lessor and the Lessee on open book accounting principles, including any associated professional fees in respect of those elements subject to the Technology Asset Transfer Agreement

6.3                                 The Lessor shall estimate the Service Charge yearly in advance taking all reasonable care and due diligence and the Lessee shall pay such estimated amount in Czech Crowns to the Lessor’s CZK bank account as specified on the first page hereof, or such other bank account as may be notified in writing by the Lessor to the Lessee, in four equal instalments at the same times and in the same manner as the Rent. At the end of each elapsed calendar quarter of the Term and at the end of the Term the Lessor shall calculate the actual operating costs to be borne by the Lessee partially or wholly hereunder in such a calendar quarter or its part, make an account of the amount of advance payment for the Service Charge paid by the Lessee for such a calendar quarter or its part, and amount of the mentioned costs and shall deliver such account to the Lessee within one month of the end of the appropriate calendar quarter of the Term and one month from the end of the Term and at the same time shall issue to the Lessee a reconciliation invoice advising of any overpayment or underpayment. Any credit balance in favour of the Lessee shall be re-paid to the Lessee by the Lessor within 14 days from the date of the reconciliation invoice. Any underpayment will be payable by the Lessee to the Lessor within 14 days of the Lessee’s receipt of the reconciliation invoice. All costs to be paid by the Lessee under Article V through the Service Charge shall be upon the Lessee’s request reviewed by the Lessee. The Lessor shall within 14 days, upon the Lessee’s request, provide to the Lessee copies of invoices, tenders for work and any other documentation relevant to and in support of the said calculation of actual operating costs. In case the Lessee indicates any payment for any service calculated in the account to be disputed or not sufficiently evidenced (acting reasonably in all circumstances) the Lessee may withhold payment due for such service (also from the instalment for Service Charge any time thereafter due) until such issue is duly evidenced or agreement on its amount is reached between the parties. In such case the Lessor may terminate the provision of such a service, payment for which is indicated by the Lessee as disputed or not sufficiently evidenced, and if the Lessor proceeds this way it shall notify such fact to the Lessee immediately in writing. Once the Lessor terminated the providing of such service:

(i)                                    it may no longer provide such service to the Lessee nor with respect to the Lessee; and

(ii)                                 the Lessee may secure providing such service by any third party but for the avoidance of doubt the responsibility for providing communal services for the Czech Technology Park will always remain with the Lessor; and

(iii)                              the Lessee will not be obliged to pay to the Lessor any sum with respect to such termination of the providing of such a service nor for any costs or damage incurred by the Lessor in connection therewith.

(iv)          The Lessor shall in such circumstances not be held liable by the Lessee for any loss or damage incurred by the Lessee as a consequence of the termination of the provision of any such service and furthermore the Lessee shall not rely upon the non provision of any such service terminated hereunder as a reason to claim any breach of duty of the Lessor or rely on the non provision of any such service terminated hereunder as a reason to exercise any rights of termination which the Lessee may have under this Agreement or under law.

6.4                                 All payments of the Rent and any other monies due under this Agreement are to be made to the Lessor’s bank account as specified on the first page hereof or such other bank account as may be notified in writing by the Lessor to the Lessee 10 business days before payment is due. All such payments are deemed to have been made only when received into such bank account.

6.5                                 The parties hereto have agreed that if the Lessee fails to pay the Rent, Service Charge or Related Costs or any other financial obligation due under this Agreement when due then any such outstanding amount shall bear delay interest equal to 4% per annum above the three month EURIBOR interest rate as published from time to time by the European Central Bank for the relevant date when such payment became due. The said penalty interest shall be charged at a daily rate on all amounts outstanding until the same are paid in full including the payment of all interest thereon.

6.6                               All figures in respect of the Rent, Fit Out Rent, Service Charge and any other payments due under this Agreement are exclusive of DPH which shall be charged separately and paid by the Lessee to the Lessor against a tax invoice issued by the Lessor. The Lessee shall not take voluntarily any steps that may lead to cancellation of the Lessee being registered as a DPH tax payer.

6.7           Notwithstanding anything to the contrary contained in this Agreement the Lessor shall deliver to the Lessee an appropriate invoice (or tax invoice, as the case may be) with bank account payment details in regard to any payment to be made by the Lessee under this Agreement.

6.8                                 All invoices issued by the Lessor in accordance with this Agreement shall be payable not later than 14 days from their receipt by the Lessee if not otherwise stated in this Agreement or longer period of time is stated on the particular invoice. In case any invoice is not delivered to the Lessee within the mentioned period of time, period for payment appropriately extends.

VII

Lessee’s Covenants

In addition to the other obligations of the Lessee set forth in this Agreement, the Lessee hereby covenants that it shall throughout the Term comply with the following:

7.1                                 To pay the Rent, Fit Out Rent and Service Charge and any other payments provided for in this Agreement in the amounts on the date and in the manner as set out herein.

7.2                                 To use the Leased Premises for the Business Process in accordance with the provisions of Article III hereof and in compliance with the Building Permit, the Temporary Use Permit and the Occupancy Permit and not to change such use without the prior written consent of the Lessor which may not be unreasonably withheld.

7.3                                 To arrange for direct supply of the services set out in Article V, paragraph 5.1.1 herein at the commencement of the Term and to arrange for independent meters in the name of the Lessee in direct contract with the relevant utility companies or such other suppliers as appropriate which shall be a condition for the Lessee being continuously supplied with the said services within the Leased Premises. The Lessee accepts that supply of telecommunications services is subject to the conditions specified in Article V, paragraph 5.3 of this Agreement.

7.4                                 To treat the Leased Premises with reasonable care.

7.5                                 To the extent it is not an obligation of the Lessor to keep the Leased Premises and all its accessories including

Lessor’s fixtures and fittings and all exclusive means of escape therefrom in case of fire or other emergency and conducting media forming part of and serving exclusively the Leased Premises in good and substantial repair and condition and well and substantially amended, renewed and maintained, decorated and cleaned. The Lessee shall be responsible at its own cost for maintenance, repair, cleaning and redecoration of the internal elements of the Leased Premises including but not limited to internal plaster finishes to the walls and columns, decorative coatings, all internal and entrance doors, trunking conduits, suspended ceiling systems, floor screeds and coverings, raised flooring systems, internal elements of the cladding system. Such maintenance and repair shall include cleaning, redecorating, repairing and maintaining the aforementioned items and periodic replacement of damaged and malfunctioning elements and as often as may be necessary to renew any of the Lessor’s fixtures and fittings in the Leased Premises or substitute new ones of equivalent quality and value to the Lessor’s reasonable satisfaction in the event of damage to or destruction of the said fixtures and fittings.

7.6                                Any defects attributable to Lessee’s operation which are to be removed by the Lessee hereunder shall be removed within 45 days after any notice from the Lessor (or immediately in case of emergency). In case the Lessee fails to comply with the requirements of any such notice the Lessor or its agents may enter the Leased Premises after prior written notice 5 business days in advance (or immediately in case of emergency) to execute such repairs and the cost thereof (including any surveyor’s fees) shall be repaid by the Lessee to the Lessor on demand.

7.7                                Notwithstanding the foregoing, the Lessee shall be responsible for any damage to the Leased Premises caused by the Lessee, its personnel, and any person for which the Lessee is proven liable under this Agreement (however not if by the Lessor, its personnel, visitors, customers, suppliers, contractors etc.), or by objects installed by the Lessee within the Leased Premises either covered or not covered by the Lessee’s insurance, and for any other damage not covered by such insurance. The Lessee shall be required to arrange for the repair of such damages at its own cost. In the event the Lessee does not do so within 1 month from the date such damage has occurred, the Lessor may arrange for such repairs at the Lessee’s expense. The Lessee undertakes to notify the Lessor of all damage, however caused, to the Leased Premises of which it is aware or ought reasonably to be aware without undue delay.

7.8                                Notwithstanding 1.6, not to carry out any modifications or alterations to the Leased Premises nor to carry out works of any nature affecting or intruding into the Structure of the Leased Premises without the Lessor’s prior written consent which shall not be unreasonably withheld. All such approved modifications or alterations shall be carried out at the Lessee’s cost and on condition that the Lessee obtains all necessary planning, building and other regulatory approvals in respect thereof. The Lessee shall not be entitled to any compensation in respect of any such costs incurred by the Lessee or in respect of any appreciation in value of the Leased Premises resulting from such Lessee’s works except for the cases the Lease is terminated/cancelled as a result of any failure of the Lessor or when the Lessor shall terminate this for other reason than set forth in 2.3. Notwithstanding the foregoing, the parties agree that the provisions of Section 667 of Act No. 40/1964 Coll., the Civil Code, as amended, is explicitly excluded from and shall not apply to this Lease Agreement.

7.9                                To permit the Lessor and others provably authorised by the Lessor (however not a direct or indirect competitor to the Lessee, all of that in the opinion of the Lessee acting reasonably in all circumstances) upon prior notice of 5 business days (except in the case of emergency when no notice need be given) to enter upon the Leased Premises at a suitable time in order to:

(I)                                   view and inspect the same and ascertain how the same are being used and occupied and the state and condition thereof;

(II)                                view and inspect any pipes, wires or other similar installations or conducting media situated in or under the Leased Premises and, where necessary, to repair, alter or remove the same provided that, in the event of any such repair, alteration or removal carried out by the Lessor, the Lessor shall endeavour not to interfere materially with the Lessee’s use and enjoyment of the Leased Premises and the Lessor shall make good any damage caused to the Leased Premises as a result of such repair, alteration or removal; and/or

(III)                            without prejudice to the generality of the foregoing to have full and unrestricted access to all parts of the Structure of the Leased Premises for the purpose of maintaining the Structure in accordance with the Lessor’s obligation herein contained.

7.10                           In a good and workmanlike manner and to the reasonable satisfaction of the Lessor no later than one week prior to the expiry of the Term, to paint all interior parts of the Leased Premises which have been previously painted or otherwise suitably decorate or treat with good quality materials as circumstances may require all parts of the interior of the Leased Premises which have previously been or ought to be so dealt with and as appropriate to clean or renew all carpets, floor coverings and finishes within the Leased Premises.

7.11                          Upon expiry of the Term or sooner termination of this Lease the Lessee shall return the Leased Premises to the Lessor with full vacant possession in good, and clean and presentable condition with all necessary replacement of Lessor’s finishes, fixtures and fittings. The Lessee is obliged to remove all the Fit Out Phase II, its furniture, fixtures and fittings, papers and refuse and any other belongings. The Lessor may require the Lessee to reinstate any alterations made by the Lessee upon termination of the Lease, the reinstatement of which has not been specifically addressed in any consent issued by the Lessor in accordance with clause 7.8 hereof, to be stipulated by the Lessor 40 days prior to the termination, cancellation hereof, and make good all damage caused by their removal.

7.12                          With respect to the fact that an integral part of the Specifications is Fit Out Phase I constructed and completed by TPB, without TPB, however, being interested to keep such Fit Out Phase I in the Leased Premises after the Lease is terminated/cancelled prior to the expiration of the Term due to failures on the part of FEI or due to Early Termination by FEI in accordance with clause 2.1 herein (jointly hereinafter referred to as “Termination due to FEI”). The Termination due to FEI shall not take effect prior to

(i)                                     payment by FEI and receipt by TPB of the Compensation; this payment is due by the day of Termination due to FEI; in the event that FEI does not pay the Compensation timely, than FEI is obliged to proceed pursuant to the Clause 7.12 (ii)

or

(ii)                                  removal of the duly completed elements of Fit Out Phase I which are the subject of the Technology Asset Transfer Agreement on FEI’s own costs and hand over the Leased Premises to the Lessor in a duly renovated condition having made good any damage to the Leased Premises to the extent caused by the aforesaid removal. The Lessor hereby gives to the Lessee its consent to perform any works (including construction works) which are necessary for the removal of the Fit Out Phase I and the making good any damage to the Leased Premises caused by the removal. The Lessor undertakes that it will provide the Lessee with all reasonable collaboration which is necessary therefor including any approvals by the Lessor required to support any application submitted by the Lessee for consent and approval by the Planning Authority required for the removal of Fit Out Phase I. In case such consent by the Lessor is revoked or collaboration by the Lessor is not duly provided the Lessee shall no more be obliged to perform the obligations set out in this paragraph 7.12 (ii), however, the Lessor shall have the right to remedy such lack of collaboration within a period of 14 days from receipt of a notice from the Lessee advising the Lessor of the lack of collaboration which is preventing the fulfilment of the obligations.

In the event that the Lessee neither pays the Compensation pursuant to the Clause 7.12 (i) nor removes the elements of Fit Out Phase I mentioned above pursuant to the Clause 7.12 (ii) by the date on which Termination due to FEI should have come into effect provided that the Lessee had duly fulfilled its obligation as set out in Clause 7.12 (i) or 7.12 (ii), the Lessor may remove the Fit Out Phase I at the costs of the Lessee. In such case the

Lessee undertakes to pay to the Lessor costs of the removal of the Fit Out Phase I and a contractual penalty equal to the Compensation. In such case the Early Termination takes effect on the date the Lessor notifies the Lessee in writing of its choice to proceed in the way described in this paragraph.

7.13                           The Lessee shall not cause as a result of its use of the Leased Premises for the Business Process any pollution or environmental damage exceeding any limits permitted by law or competent state authority.

7.14                           Not to install, erect or affix any signs, plaques or advertisements to the exterior of the Leased Premises or such parts of the interior of the Leased Premises as are visible from the outside, without the prior written consent of the Lessor. The Lessor’s consent shall not be unreasonably withheld or delayed on condition that the Lessee’s proposed sign or advertisement and the location thereof conforms with the signage system employed in relation to the Czech Technology Park as a whole and is in reasonable proportion with regard to the Building and other lessee’s signage within the Czech Technology Park . All costs associated with the design, manufacture and affixing of any such signs or advertisements shall be borne by the Lessee.

7.15                          The Lessee shall, throughout the Term, observe all legal regulations and laws of general application governing its activities on the Leased Premises and shall observe and perform any obligations applicable to the Lessee as stipulated in the Occupancy Permit.

7.16                          Throughout the Term, the Lessee shall maintain and keep in effect at its own costs:

(I)                                    reasonable insurance against destruction or damage to or theft of any furniture, machinery, equipment or other property belonging to the Lessee or its employees and contained within or about the Leased Premises;

(II)                                reasonable insurance against claims for personal injury, including death and property damage arising from any occurrence on, in or about the Leased Premises.

7.17                           The Lessee shall, not later than 30 days from the date of commencement of the Term or during the Term upon reasonable notice, supply to the Lessor copies of the effective insurance policies required hereunder.

7.18                           The Lessee shall notify the Lessor in writing within 15 business days of any insurance claim filed by the Lessee in accordance herewith.

7.19                           The Lessee shall notify the Lessor in writing of the commencement of any proceedings for insolvency, winding up or liquidation commenced against the Lessee immediately the Lessee becomes aware of such actions.

VIII

Lessor’s Covenants

In addition to the other obligations of the Lessor set forth in this Agreement, the Lessor hereby covenants that it shall throughout the Term comply with the following:

8.1                                 The Lessor hereby covenants that the Lessee, may peaceably and quietly hold and enjoy the Leased Premises for the duration of the Term for the operation of the Business Process and in compliance with the Occupancy Permit using inter alia Fit Out Phase I and Fit Out Phase II without any unjustified and unreasonable interruption by the Lessor, its personnel, suppliers, visitors, customers and tradesmen or any person for which the Lessor is liable under this Agreement and/or under the applicable Czech law. The Lessor however reserves the right to undertake necessary activities related to the further development of the Czech Technology Park which may impact upon the strict application of this clause, on the understanding that activities which will or may have any negative impact on the operation of the Business Process will be discussed with the Lessee in good time prior to the commencement of such activities. The Lessor is obliged to seek to accommodate any reasonable requests from the Lessee which relate to periods of work or limitations to disturbance which shall be discussed and agreed by the Lessor and the Lessee, both acting reasonably in all circumstances.

8.2                                 The Lessor shall secure the connections of the gas, electric, water supplies and sewerage services to the Leased Premises, but shall not be responsible for the continuous supply of the said services unless the Lessor, its personnel, or any person for which the Lessor is proven liable under this Agreement through some unlawful or negligent act shall have been responsible for the interruption of such supply of the same or unless such supplies and services are contracted by the Lessee from the Lessor and charged by the Lessor to the Lessee under Article V, paragraph 5.1.1 hereof. All relevant fixtures shall be consistent with security and operation regulations and norms.

8.3                                 The Lessor is obliged to maintain the Building fit for use and free of any defects which would impair its use for the Term of the Agreement by undertaking the following. The Lessor shall for the duration of the Term be responsible for maintaining and repairing the Building, Structure and servicing, maintaining and repairing or renewing all Technical Equipment contained within or serving the Building, excluding Fit Out Phase I and Fit Out Phase II. Such maintenance, repair and servicing shall include cleaning, painting, repairing, renewing or rebuilding the Structure of the Building, cleaning of the external elements of the Building, windows, cladding system, parapets and fire escapes and entrance ways to the Building, conduction media and other structures and appurtenances thereto used or enjoyed or capable or being used or enjoyed by the Lessee as occupier of the Building and servicing, maintaining, repairing, renewing or replacing all Technical Equipment within and servicing the Building and the Leased Premises.

8.4                                 The Lessor shall throughout the Term provide the Estate Management Area services as set out in Article V, paragraph 5.1.3 hereof subject to the conditions contained therein and shall maintain the Shared Infrastructure.

8.5                                 The Lessor shall have the right to use and make changes or additions to the pipes, wires and other installations in the Leased Premises where necessary to serve other premises in the Common Parts after prior written approval of the Lessee which shall not be unreasonably withheld. In the course of such changes or repairs the Lessor shall endeavour not to interfere materially with the use and enjoyment of the Leased Premises by the Lessee and the Lessor shall furthermore make good any damage so caused to the Leased Premises and/or the Lessee. The Lessor and other Lessees must be given access by the Lessee to such pipes, wires and other installations together with rising ducts and all other services within the Leased Premises immediately in case that damage to property or to health is imminent and in other cases only if prior notice has been given to the Lessee five working days in advance.

8.6                              Throughout the Term, the Lessor shall maintain and keep in effect :

(i)                                     insurance of the Leased Premises, Structure, Technical Equipment and associated infrastructure within the Estate Management Area and Common Parts of the Property against destruction or damage by fire, (terrorist attack if deemed necessary by the Lessor) and other risks and perils including coverage of damage by vandalism, malicious mischief, explosion, flood and rent insurance and all other insurable risks reasonably relevant to the Leased Premises and commonly insured in the Czech Republic in an amount equal to the full replacement value of the Leased Premises;

(ii)                                  Public Liability insurance for damages to health and property of third persons in or about the Leased Premises and within the Estate Management Area and Common Parts of the Property.

and shall supply to the Lessee at Lessee’s reasonable request copies of the effective insurance policies required hereunder.

8.7                                The Lessor shall permit the Lessee, its employees, invites and agents access to the Leased Premises 24 hours per day, 365 days per year. The Lessor represents and warrants that the Land Plots and the Leased Premises are accessible from public communications by foot, cars, trucks for 24 hours a day and shall be accessible in the same extent for the period of at least 10 years following the commencement of lease hereunder for the purposes of operation of Leased Premises for the Business Process.

8.8                                 The Lessor hereby provides to the Lessee a full quality guarantee against defective design and workmanship and used materials;

(i)                                     for the Fit Out Phase I in the duration of 12 months commencing by the execution hereof; and

(ii)                                  for the Structure of the Building and roof and roof system of the Building in the duration of 10 years commencing by the execution hereof; and

(iii)                               for the remaining parts of the Leased Premises in the duration of 5 years commencing by the execution hereof;

(iv)                              for individual periods in relation to “consumer” items such as light bulbs, ventilation filters, technological fillings (Glycol medium for air conditioning) as specified in individual supplier contracts;

(v)                                 for individual periods for “technological” items such as lift, entrance barriers, warm air curtains, oil vapour ventilators and other items of the Technical Equipment which is part of the Specifications but not a part of or related to Fit Out Phase I or Fit Out Phase II as specified in individual supplier contracts;

However only to such extent that the Lessor shall use its best endeavours to use its right to claim remedy of any such defect covered by any such guarantee by and/or at the cost of the respective supplier. The obligation of the Lessee to pay the costs of removal of the defect pursuant to clause 5.1.2 hereof or to remove the defect at its own cost pursuant to clause 7.6 hereof shall apply only if the Lessor proves to the Lessee that it has not been able to remove such defect by and or at the cost of the respective supplier within a reasonable period of time despite using its best efforts. The maximum amount of costs to be borne by the Lessee in such case shall not exceed 50% of costs incurred in such a case by the Lessor with the remaining amount to be borne by the Lessor.

8.9                                 The Lessor shall notify the Lessee of any change of proportion represented by the total floor area of the Building in relation to the total building floor area constructed at any given time within the area of the whole Czech Technology Park without undue delay and/or confirm on first demand of the Lessee without undue delay thereupon that no such change has occurred.

8.10                           The Lessor shall observe and perform any obligations applicable to the Lessor as stipulated in the Occupancy Permit

IX.

Alienation Provisions

9.1                                 The Lessee shall not charge, mortgage or encumber this Lease or the Leased Premises or any part thereof.

9.2                                 The Lessee shall be entitled to two sublettings of a part (or the whole) of the Leased Premises to a third party subject to the prior written approval of the Lessor which shall not be unreasonably withheld. The aforesaid approval will be subject to confirmation that the guarantee provided by the Guarantor under Article X of this Agreement remains in place in respect of the obligations of the Lessee as head lessee and provided that any sub-tenant’s business is in keeping with the Hi-Tech nature of the Czech Technology Park and that the proposed sub division of the Leased Premises is acceptable. In addition it shall be subject to presentation of the proposed sub-lease contract and an absolute condition that the term of any sub letting will expire or terminate prior to or at the same time as the Term hereunder howsoever concluded and that the sub lessee will under no circumstances acquire any continuing rights to occupation of the part or whole of the Leased Premises beyond the Term herein stated howsoever concluded.

9.3                                 The Lessor shall have the right to sell or charge or offer as security for finance the Leased Premises to any third party during the Term of the Lease. The Lessor shall secure that any such party and any further acquirer is fully bound hereby as appropriate so that the Lessee may fully exercise its rights under this Agreement.

ARTICLE X

Parent Company Guarantee

10.1                           The GUARANTOR guarantees that in the event that the Lessee does not fulfil any of its obligations as set forth in this Lease Agreement, the GUARANTOR shall within 30 business days of the Lessor’s written demand pay or indemnify the Lessor for all losses, damages, costs and expenses which the Lessor may suffer as a result of any act, omission or default of the Lessee in the performance or observance of each or all of its obligations, duties and undertakings under or pursuant to this Lease Agreement (the “Guarantee”) to the extent, such losses were not caused by Lessor).

(a)                                  The GUARANTOR shall be obliged to make payment to the Lessor in respect of any claim made by the Lessor under the Guarantee provided that:-

the amount of such claim has been agreed between the Lessor and Lessee,

or

in the case of a breach of the Lessee’s financial obligations under the Lease Agreement, the amount of such claim has been independently certified by Deloitte & Touche, Prague office or such other firm of similar global standing as the Lessor may in its discretion appoint and a true copy of such certificate is appended to the Lessor’s claim,

or

in the case of a breach of the Lessee’s non-financial obligations under the Lease Agreement, the amount of such claim as is the subject of a binding arbitration decision made in favour of the Lessor.

The Lessor shall not be obliged to seek any remedy from the Lessee prior to pursuing a claim under the Guarantee.

XI

Entire Agreement and Modifications

11.1                           This Agreement is executed in three counterparts in English language each having the validity of an original. Each party to this Agreement shall receive one English counterpart

11.2                           This Agreement, including the appendices thereto, constitutes the entire agreement of all parties and there are no other agreements, oral or written, which govern the subject matter of this Agreement except for the Agreement to Conclude a Future Lease Agreement. Any modifications of this Agreement must be in a written document and signed by all parties.

11.3                           The parties hereby declare that they have read this Agreement before its signing, that this Agreement was concluded in a form which has been negotiated between them and based on their real and free will, in earnest, in a definite and intelligible manner, not under any pressure or unilaterally unfavourable conditions.

11.4                           The parties hereto shall observe and perform all terms and provisions of this Agreement and shall not do or suffer to be done anything to the contrary to any term or provision hereof. The parties hereto shall comply with all Czech laws and regulations relating to this Lease.

11.5                           If any provision of this Agreement is invalid or becomes ineffective, the validity and effectiveness of the remaining provisions of this Agreement shall not be effected thereby. The parties hereby undertake to replace any invalid or ineffective provisions by new effective ones, such new provisions to be as close as possible in meaning to the original provisions.

11.6                           This Agreement and all the disputes arising from it shall be governed by the laws of the Czech Republic.

11.7                           In the event any relations between the parties to this Agreement are not expressly governed by this Agreement generally binding Czech legal regulations shall apply, in particular Act No. 40/1964 Coll., the Civil Code and Act

No. 513/1991 Coll., the Commercial Code, as amended.

11.8                           If either the Lessor or the Lessee shall overlook or excuse any default, breach or non-observance by the other of any obligations hereunder, such action shall not operate as a waiver of such obligation in respect of any continuing or subsequent default, breach or non-observance and no such waiver shall be applied, but shall only be effected if expressed in writing for each such case.

11.9                           All rights and duties ensuing from this Agreement shall be assumed by legal successors of the parties hereto.

11.10                     The parties hereto agree that as of January 1, 2002 all amounts and sums herein set forth in German Marks shall be recalculated to be set forth in EURO at the official exchange rate then in effect.

11.11                     The right to withdraw from the Agreement provided for by act. No. 513/1991 Coll., Commercial Code, as amended, shall be maintained by all the parties hereto. In case any of the parties hereto effectively withdraws from this Agreement the Agreement is deemed to be cancelled at the moment the withdrawal is delivered to the last one of the other parties hereto.

11.12                     In the event that

(i)                                     the Lessor sells, disposes or otherwise transfers its ownership interest in the parcels, buildings and connected infrastructure in the territory of the Czech Technology Park concerning the Leased Premises or in the Leased Premises, or such ownership interest is otherwise transferred, or any transition thereof occurs, or the Lessor ceases to administer the project of the Czech Technology Park then the Lessor shall on its own costs procure that all its rights and obligations hereunder are immediately thereafter effectively transferred to any such purchaser/ assignee/acquirer with such purchaser/assignee/acquirer being fully and effectively bound by this Agreement;

(ii)                                 If during the ten consecutive years following commencement of the lease hereunder the right of the Lessor to use any of the Land Plots is terminated, cancelled, or restricted, as a result of which the Lessee’s rights to use the Leased Premises including Fit Out Phase I for the Business Process are materially interfered with, restricted or terminated, the Lessor shall on its own costs procure that the right of the Lessee to use the Leased Premises including Fit Out Phase I for the Business Process and the right to use the Land Plots for the operation of the Leased Premises including the car parking spaces and the service yard, is fully maintained or in the event of termination, reinstated. Should this prove impractical the Lessor may, subject to the prior written consent of the Lessee (not to be unreasonably delayed or withheld) make suitable other arrangements the result of which shall be that the rights of the Lessee are fully maintained as appropriate by way of substitution.

XII

Dispute Resolution

The parties shall endeavour to settle all disputes arising under this Agreement amicably. Any dispute arising out of or in connection with this Agreement not settled amicably within 30 days may be referred by either party for arbitration to the Arbitration Court of the Economic Chamber of the Czech Republic and of the Agrarian Chamber of the Czech Republic, without recourse to the ordinary courts of law. The Arbitration Court consists of 3 arbitrators appointed in accordance with the rules of the said Arbitration Court. Any arbitration proceedings shall be conducted in the Czech language with English translators if required. Each party will pay its own legal fees and other expenses associated with any arbitration proceedings carried out in accordance with this Agreement.

XIII

Notices

13.1                           All notices which must be served pursuant to this Agreement shall be in writing and may be given by hand delivery, facsimile (followed by a hard copy to be delivered by any of the other means set out in this Article XIII) or registered mail. Notice hereunder shall be deemed to be received by the relevant addressee listed below, or such other addressee as such party may from time to time designate by like notice, on the day after delivery if it was hand delivered or sent by facsimile and within five business days if mailed by registered mail.

ADDRESS OF THE LESSOR:  Technologický park Brno, a.s.

Technická 15

616 00 Brno

Czech Republic

ADDRESS OF THE LESSEE:  FEI Czech Republic, s.r.o.

Podnikatelská 4

Brno 612 00

Czech Republic

ADDRESS OF THE GUARANTOR:  FEI Company (INC)

7451 Evergreen Parkway

Hillsboro, OR 97124

13.2                           The parties are obliged to notify each other in writing within ten business days about any changes in their respective addresses.

XIV

Confidentiality

14.1                           Unless otherwise agreed by the parties, the contents of and all information pertaining to this Agreement shall be kept confidential and shall not be disclosed to any party otherwise than to each other, except :

(I)                                    as may be required by law;

(II)                                as may be required by the Lessor for the purpose of the further development of the Czech Technology Park, including the financing thereof;

(III)                            to any permitted sub-lessee or bona fide proposed sub-lessee;

(IV)                            to a party’s parent or holding company or to an Associate Company;

(V)                                to a party’s legal or financial advisor;

(VI)                            to an arbitrator or arbitrators appointed pursuant to Article XII hereof.

(VII)                        as may be required by the Lessor for the purpose of a disclosure to a third party investor or their advisors in case of any commercial transaction related to the Building including the raising or securing of finance.

This Agreement may be disclosed to the City of Brno.

14.2                           The foregoing obligations shall continue to bind a party after it ceases to be a party to this Agreement.

14.3                           The confidential obligation shall not be applied in case the Agreement is requested by any state, financial or other authorities for the purpose of proving facts in relation to legal duties of all contractual parties.

XV.

Force majeure

As a Force Majeure shall be considered circumstances, excluding liability, concerning an obstacle which arose independently of the liable party’s will and which prevent this party from performing its obligations herein, provided it is not possible to anticipate that the liable party could avert or overcome such an obstacle or its consequences and further that the occurrence of such an obstacle was unpredictable at the time the obligation arose to the liable party. An obstacle which arose during the time when the liable party was in default with performance of its obligation or which ensued from its financial situation shall not exclude its liability. The Parties hereby explicitly exclude the applicability of Section 300 of the Act No. 513/1991 Coll. The Commercial Code.

As a Force Majeure shall also be considered;

(i)                                    any activity, inactivity, refusal, measurement step decision or indecision by a competent authority or court which in its consequences limits the extent of or prevents the issue of any permit or consent which prevents or limits FEI from the use of the Building for the Business Process using also Fit Out Phase 2, despite TPB having duly complied with all its obligations contained herein, stipulated by law and ensuing from law and with the application procedures in respect of such permits.

As a Force Majeure shall not be considered

(i)                                     any right of any owner, co-owner or its representative regarding the Property or any of the land plots it consists of;

(ii)                                  any right of any other person or its representative which assumes right to the Property or any of the land plots it consists of;

(iii)                               any right of any other person concerning the Property or any of the land plots it consists of (including also restitution rights as the case may be);

(iv)                              any exercise of any of the aforementioned rights;

(vi)                              any consequence of any of the aforementioned rights and/or exercise thereof;

In Brno on 11th December 2002 For and on behalf of Technologický Park Brno, a.s.

/s/ Pavel Kuba Bc	/s/ Ian Barnett
Pavel Kuba Bc.	Ian Barnett

Chairman of the Board of Directors

Member of the Board of Directors

In Brno on 10-1-2003 For and on behalf of FEI Czech Republic, s.r.o

/s/ RNDr. Jiří Očadlík	/s/ RNDr. Petr Střelec
RNDr. Jiří Očadlík	RNDr. Petr Střelec -
Executive	Executive

In Hillsboro on 6-1-2003 For and on behalf of FEI Company (INC)

/s/ Stephen Loughlin
Stephen Loughlin, Chief Financial Officer

Appendices (Omitted):
No. 1	Excerpts from the Commercial Register of the Parties to the Agreement
No. 2	Plans and Specifications of the Leased Premises including Fit Out Phase I
No. 3	Fit Out Phase II and the Business Process of the Lessee
No. 4	Estate Management Area, Building, Zone B and Shared Infrastructure Plan
No. 5	Geometric Plan of the Property, Deed of Title, Land Plots
No. 6	Building Permit